As filed with the Securities and Exchange Commission on June 24, 1996
                                                    Registration No. 33-
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549



                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   NUCO2 INC.
- --------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                                     Florida
- --------------------------------------------------------------------------------
         (State or other jurisdiction of incorporation or organization)

                                   65-0180800
- --------------------------------------------------------------------------------
                      (I.R.S. employer identification no.)

               2820 Southeast Market Place, Stuart, Florida 34997
- --------------------------------------------------------------------------------
               (Address of principal executive offices) (Zip Code)

                                   NUCO2 INC.
                             1995 STOCK OPTION PLAN
                        DIRECTORS' STOCK OPTION PLAN and
              OPTIONS TO PURCHASE COMMON STOCK GRANTED TO EMPLOYEES
- --------------------------------------------------------------------------------
                            (Full title of the plan)

      Edward M. Sellian, Chairman of the Board and Chief Executive Officer
                                   NuCo2 Inc.
               2820 Southeast Market Place, Stuart, Florida 34997
- --------------------------------------------------------------------------------
                     (Name and address of agent for service)

                                 (407) 221-1754
- --------------------------------------------------------------------------------
          (Telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE
- ----------------------------------------------------------------------------------------------------------------------------------
                                                                 Proposed                   Proposed
         Title of                                                 maximum                   maximum
        securities                     Amount                    offering                  aggregate                 Amount of
          to be                        to be                     price per                  offering               registration
        registered                   registered                  share(2)                   price(2)                    fee
- ----------------------------------------------------------------------------------------------------------------------------------
Common Shares,
$.001 par value
per share                          477,934 shares(1)              $20.35                   $9,726,590                $3,354.00
==================================================================================================================================

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act") an indeterminate number of Common Shares that may become issuable pursuant to antidilution provisions of the Registrant's 1995 Stock Option Plan (the "1995 Plan") and Directors' Stock Option Plan (the "Directors' Plan"). (2) Includes 55,991 shares with respect to which options have been granted under the 1995 Plan at an exercise price of $9.00 per share, 75,000 shares with respect to which options have been granted under the 1995 Plan at an exercise price of $17.50 per share, 24,000 shares with respect to which options have been granted under the Directors' Plan at an exercise price of $9.00 per share and 67,934 shares with respect to which options have been granted to two employees at an exercise price of $4.40 per share. An additional 255,009 shares are to be offered at prices not presently determined. Pursuant to Rule 457(h) under the Securities Act, the offering price for these additional Common Shares is estimated solely for the purpose of determining the registration fee and is based on $29.00, the per share average of high and low sale prices of the Common Shares as reported by the Nasdaq National Market for trading on June 20, 1996.

PROSPECTUS

                              477,934 COMMON SHARES

                                   NUCO2 INC.
                                  Common Shares


         This Prospectus relates to the reoffer and resale by certain selling shareholders (the "Selling Shareholders"), some of whom may be deemed to be "affiliates" as defined in Rule 405 of the Securities Act of 1933, as amended (the "Securities Act"), of NuCo2 Inc. (the "Company") of shares (the "Shares") constituting a portion of the Common Shares, $.001 par value per share (the "Common Shares"), of the Company that may be issued by the Company to the Selling Shareholders (i) upon the exercise of options granted or to be granted under (a) the Company's 1995 Stock Option Plan (the "1995 Plan") or (b) the Company's Directors' Stock Option Plan (the "Directors' Plan"), or (ii) stock options granted to two employees (the "Employee Options"). This Prospectus also relates to the reoffer and resale of Shares to be acquired by individuals who may be deemed to be "affiliates" of the Company (collectively, the "Future Selling Shareholders") upon the exercise of stock options to be granted under the 1995 Plan and Directors' Plan. If and when such options are granted to or purchased by the Future Selling Shareholders, the Company intends to distribute a Prospectus Supplement as required by Rule 424(b) of the Securities Act. Such Prospectus Supplement will specify the names of the Future Selling Shareholders and the amount of Shares to be reoffered and sold by them.

         The Shares are being reoffered and resold for the accounts of the Selling Shareholders and the Future Selling Shareholders and the Company will not receive any of the proceeds from the resale of the Shares.

         The Selling Shareholders have advised the Company that the resale of their Shares may be effected from time to time in one or more transactions in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of the sale or at prices otherwise negotiated. See "Plan of Distribution." The Company will bear all expenses in connection with the preparation of this Prospectus.


                     SEE "RISK FACTORS" BEGINNING ON PAGE 4
                       FOR A DISCUSSION OF CERTAIN FACTORS
               THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.


         The Company's Common Shares are traded on the Nasdaq National Market under the symbol "NUCO." On June 20, 1996, the last sale price for the Common Shares, as reported by the Nasdaq National Market, was $28.50.

                   THESE SECURITIES HAVE NOT BEEN APPROVED OR
                   DISAPPROVED BY THE SECURITIES AND EXCHANGE
                COMMISSION NOR HAS THE COMMISSION PASSED UPON THE
                  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                  The date of this Prospectus is June 24, 1996.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549; 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, at prescribed rates.


                                TABLE OF CONTENTS

AVAILABLE INFORMATION.....................................................2

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...........................3

RISK FACTORS..............................................................4

THE COMPANY...............................................................8

USE OF PROCEEDS...........................................................9

SELLING SHAREHOLDERS.....................................................10

PLAN OF DISTRIBUTION.....................................................10

LEGAL MATTERS............................................................10

EXPERTS  ................................................................10

ADDITIONAL INFORMATION...................................................11

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The  Company   incorporates   by  reference  the  following   documents
heretofore filed with the Commission:

         (a)   Prospectus of the Company dated June 7, 1996.

         (b) Quarterly Report of the Company on Form 10-QSB for the fiscal quarter ended December 31, 1995.

         (c) Quarterly Report of the Company on Form 10-QSB for the fiscal quarter ended March 31, 1996.

         The description of the Common Shares in the Corporation's Registration Statement on Form 8-A filed December 12, 1995 is incorporated by reference in this Prospectus and shall be deemed to be a part hereof.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of this offering, are deemed to be incorporated by reference in this Prospectus and shall be deemed to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in any other subsequently filed document which is also incorporated by reference in this Prospectus) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents. Written requests for such copies should be directed to NuCo2 Inc. at 2820 S.E. Market Place, Stuart, Florida 34997,
Attention: Joseph Criscuolo, President. Oral requests should be directed to such officer (telephone number (407) 221-1754).

                      ------------------------------------

         No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer made hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company, the Selling Shareholders or the Future Selling Shareholders. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby to any person in any state or other jurisdiction in which such offer or solicitation is unlawful. The delivery of this Prospectus at any time does not imply that information contained herein is correct as of any time subsequent to its date.

                                  RISK FACTORS

         PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING FACTORS, IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, IN EVALUATING AN INVESTMENT IN THE COMMON SHARES OFFERED HEREBY.

LIMITED OPERATING HISTORY; LOSSES

         The Company was organized in February 1990 and, therefore, has a limited operating history upon which an evaluation of the Company's future performance and prospects can be made. The Company has recorded historical net losses for each quarter from inception through the quarter ended December 31, 1995 and there can be no assurance that the Company will not incur net losses in the future. From inception to March 31, 1996, the Company incurred a cumulative net loss of approximately $3.1 million.

LACK OF PRODUCT DIVERSITY

         Unlike many of its competitors for whom bulk CO2 is a secondary service line, the Company has no material lines of business at present other than leasing of bulk CO2 systems and sale of bulk CO2 and does not anticipate diversifying into other product or service lines in the near future. In the event the Company experiences a decline in revenues from leasing bulk CO2 systems or sale of bulk CO2, the Company's results of operations would be materially and adversely effected.

NEED FOR CAPITAL

         The bulk CO2 systems leasing business is capital intensive and the Company will continue to require substantial capital in order to expand its business. Prior to the Company's initial public offering in December 1995 (the "IPO"), the Company depended primarily on debt financing and private placements of equity for its bulk CO2 systems purchases. If the Company is unable to obtain additional equity or debt financing in the future, the Company may have to limit its growth. The interest rate on the Company's principal credit facility fluctuates with the prime lending rate resulting in greater interest costs to the Company in the event of rising interest rates.

GROWTH DEPENDENT UPON EXPANSION INTO NEW MARKETS

         An important element of the Company's future growth strategy involves the expansion of the Company's service area into new markets, including markets which are not contiguous to the Company's existing markets. The ability of the Company to expand in the future will depend on a number of factors, including the acceptance by potential customers of the Company's bulk CO2 systems, the adaptability of the Company to local market conditions and trade practices, the availability of skilled management and personnel, adequate financing and other factors, some of which are beyond the control of the Company. There can be no assurance that the Company's expansion plans will be achieved.

LIMITED AVAILABILITY OF MANAGERIAL PERSONNEL

         The Company is currently experiencing rapid growth that could strain the Company's managerial and other resources. Since November 1994, the Company's service area has expanded from Florida to throughout the southeastern United States and the New York metropolitan area. The Company has opened service and supply depots in Georgia, Alabama, Louisiana, Mississippi, South Carolina, North Carolina, Arkansas, Tennessee and New York. In addition, from December 30, 1994 through March 31, 1996, the number of the Company's full-time employees increased from 49 to 113, and further increases are anticipated. The Company intends to open additional service and supply depots and to staff such depots as needed. For the Company to be able to continue to grow effectively it will need to continue to improve its operational, financial and other internal systems, and to attract, train, motivate, manage and retain its employees. If the Company is unable to manage growth effectively, the Company's results of operations could be adversely affected.

COMPETITION

         The Company competes with other distributors of bulk CO2 and high pressure CO2, including several regional industrial gas companies, numerous small independent operators and distributors of restaurant supplies and groceries. Bulk CO2 systems typically are serviced by industrial gas and welding supply companies, specialty gas distributors and fountain supply companies. These suppliers range widely in size. Some of the Company's competitors have significantly greater financial, technical or marketing resources than the Company. In addition, certain companies may have an advantage over the Company with customers who prefer dealing with one company that can supply bulk CO2 as well as fountain syrup. These competitors could introduce additional products or add features to their existing products that are superior to the Company's products or that achieve greater market acceptance. In addition, the Company faces the risk of a well capitalized competitor's entry into its existing or future markets as there are no major barriers to entry. The Company believes that its ability to compete depends on a number of factors, including price, product quality, availability and reliability, credit terms, name recognition, delivery time and post-sale service and support. There can be no assurance that the Company will be able to continue to compete successfully with respect to these factors.

ACQUISITION AVAILABILITY; DIFFICULTY IN ASSIMILATING ACQUISITIONS

         An important element of the Company's future growth strategy involves the acquisition of additional bulk CO2 systems leasing businesses. A significant portion of the increase in the Company's net sales since 1992 is attributable to acquisitions of bulk CO2 systems leasing businesses, the largest of which was the acquisition of the assets of Bevtech, Inc. in June 1995. In January 1996, the Company acquired two bulk CO2 businesses, one operating in Arkansas, Mississippi, Louisiana and Texas and the other operating in Florida, Georgia and Alabama. In May 1996, the Company acquired the bulk CO2 business in New York, New Jersey and Connecticut of The Coca-Cola Bottling Company of New York, Inc. as well as a second bulk CO2 business operating in Mississippi. Although the Company intends to continue to pursue additional acquisitions, there can be no assurance that the Company will be able to locate or acquire other suitable acquisition candidates on acceptable terms, or that future acquired operations will be effectively and profitably integrated into the Company. Properly managing any growth through acquisition, avoiding the problems often attendant therewith, and continuing to operate in the manner which has proven successful to the Company to date will be critical to the future success of the Company's business.

DEPENDENCE ON FOOD AND BEVERAGE INDUSTRY; SEASONALITY

         Approximately 95% of the Company's net sales for the nine months ended March 31, 1996 were derived from sales to the food and beverage industry. Any recession experienced by the food and beverage industry could have an adverse impact on the Company's business. In addition, any significant shift in consumer preferences away from carbonated beverages to other types of beverages would have an adverse impact on the Company. Of the Company's over 15,000 customers, as of May 17, 1996 3,400 were billed utilizing a "rental plus per pound charge" program. Additionally, 2,750 accounts own their bulk CO2 systems and are billed by the pound for bulk CO2 delivered. Customers purchasing bulk CO2 by the pound will tend to consume less CO2 in the winter months and the Company's net sales to such customers will be correspondingly lower in times of cold or inclement weather.

LIMITED GROWTH IN RETAIL CO2 INDUSTRY

         The retail CO2 industry is mature, with only limited growth in total demand for CO2 foreseen. Therefore, the Company's ability to grow within the industry is dependent upon the success of its marketing efforts in acquiring new customers and their acceptance of bulk CO2 systems in replacing high pressure cylinders, the success of the Company in opening new supply and service depots in additional geographic areas and its ability to acquire other retail distributors.

PRICING AND INVENTORY RISK; EFFECT ON PROFITABILITY

         CO2 is a commodity and, as such, its unit price is subject to fluctuations in response to changes in supply or other market conditions over which the Company has no control. Although the unit price of CO2 purchased by the Company has remained relatively stable over time, it could change rapidly. In the event of future increases in the unit price of CO2 purchased by the Company, the Company may not be able to fully pass on such price increases to its customers. Consequently, the Company's profitability may be sensitive to changes in wholesale CO2 prices.

DEPENDENCE ON SUPPLIERS OF BULK CO2 SYSTEMS; FEW SOURCES OF SUPPLY

         Since the Company does not manufacture bulk CO2 systems, it must purchase all of the bulk CO2 systems it leases. The Company purchases new bulk CO2 systems from Minnesota Valley Engineering, Inc. and Taylor Wharton Cryogenics (a division of Harsco Corporation), the two major manufacturers of such equipment. Any event adversely affecting the supply of bulk CO2 systems, including the inability of such manufacturers to meet demand for the purchase of new bulk CO2 systems, could have a material adverse effect on the Company's operations. The Company has no control over the manufacturing process, quality assurance or the timing of delivery of bulk CO2 systems. The Company does not have any contracts with either Minnesota Valley Engineering, Inc. or Taylor-Wharton Cryogenics for the purchase of bulk CO2 systems.

NEED TO MEET TECHNOLOGICAL ADVANCES

         The Company's success will depend in part on its ability to obtain new bulk CO2 customers by converting existing users of high pressure cylinders to bulk CO2 systems and to keep pace with possible changes in CO2 delivery technology, evolving industry standards and changing client preferences. There can be no assurance that the Company will be successful in addressing these developments on a timely basis or that, if addressed, the Company will be successful in the marketplace. The Company's inability to address these developments could have a material adverse effect on the Company's business and operations.

DEPENDENCE ON KEY PERSONNEL

         The Company will continue to be dependent to a significant extent upon the efforts and abilities of Edward M. Sellian, its Chairman of the Board and Chief Executive Officer, and Joseph M. Criscuolo, its President and Chief Operating Officer. The loss of the services of either Mr. Sellian or Mr. Criscuolo could have a material adverse effect on the Company. The Company does not maintain key man life insurance on Mr. Sellian or Mr. Criscuolo. The Company has no employment agreement with Mr. Sellian or Mr. Criscuolo; however, each of Mr. Sellian and Mr. Criscuolo has entered into a noncompetition agreement with the Company. In addition, the Company's ability to grow successfully will be dependent upon its ability to attract and retain additional skilled management personnel.

OPERATING RISKS MAY NOT BE COVERED BY INSURANCE

         The Company's operations are subject to all of the operating hazards and risks normally incidental to handling, storing and transporting bulk CO2, which as a compressed gas is classified as a hazardous material. The Company maintains insurance policies in such amounts and with such coverages and deductibles as the Company believes are reasonable and prudent. However, there can be no assurance that such insurance will be adequate to protect the Company from liabilities and expenses that may arise from claims for personal and property damage arising in the ordinary course of business or that such levels of insurance will be maintained by the Company or will be available at economical prices.

EFFECT OF GOVERNMENTAL REGULATION

         The business of the Company is subject to federal and state laws and regulations adopted for the protection of the environment, the health and safety of employees and users of the Company's products. The transportation of bulk CO2 is subject to regulation by various federal, state and local agencies, including the U.S. Department of Transportation. These regulatory authorities have broad powers, and the Company is subject to regulatory and legislative changes that can affect the economics of the industry by requiring changes in operating practices or influencing the demand for, and the cost of providing, its services.

CONTROL BY DIRECTORS AND EXECUTIVE OFFICERS

         The directors and executive officers of the Company beneficially own or have voting control over approximately 1,177,902 Common Shares, or approximately 16.6% of the outstanding Common Shares. Such persons will therefore be in a position to significantly influence the outcome of matters submitted for shareholder approval, including election of the Company's directors, and could thereby affect the selection of management and direct policies of the Company.

POSSIBLE VOLATILITY OF STOCK PRICE

         The market price of the Common Shares has risen substantially since the IPO. Macroeconomic and general market factors beyond the control of the Company may cause the market price for the Common Stock to be volatile in future periods. Quarterly operating results of the Company; changes in general conditions in the economy, the financial markets or the bulk CO2 industry; and natural disasters or other developments affecting the Company or its competitors could cause the market price of the Common Stock to fluctuate substantially. In addition, in recent years the stock market has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies often for reasons unrelated to the operating performance of these companies.

NO DIVIDENDS ANTICIPATED

         The Company intends to retain all future earnings for use in the development of its business and does not anticipate paying any cash dividends on the Common Shares in the foreseeable future. In addition, the payment of cash dividends on the Common Shares is restricted by financial covenants in the Company's loan agreements.

SHARES ELIGIBLE FOR FUTURE SALE

         As of June 18, 1996, the Company had approximately 7,095,500 Common Shares outstanding. 1,728,858 Common Shares are "restricted" securities as defined in Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act") and may not be sold unless they are registered under the Securities Act or are sold pursuant to an exemption from registration, including an exemption contained in Rule 144. On July 27, 1995, the Securities and

Exchange Commission proposed to reduce the Rule 144(d) holding period for resales of restricted securities from two years to one year and to reduce the Rule 144(k) holding period from three years to two years. If the Rule 144 changes are adopted, the reduced holding periods will apply to all restricted securities. The holders of 555,796 restricted Common Shares have certain rights to require the Company to register the sale of such shares under the Securities Act. Sales of substantial amounts of Common Shares, or the perception that such sales could occur, may adversely affect the market price of the Common Shares prevailing from time to time.

EFFECTS OF CERTAIN CHARTER PROVISIONS; ANTI-TAKEOVER EFFECTS OF CHARTER AND FLORIDA LAW

         The rights of the holders of the Common Shares will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The Board of Directors has the authority to issue up to 5,000,000 shares of Preferred Stock and to determine the price, rights, preferences, privileges and restrictions of those shares without any further vote or action by the shareholders. Although the Company has no present plans to issue shares of Preferred Stock, the issuance of Preferred Stock could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company or could otherwise dilute the rights of holders of the Common Shares. Certain provisions of Florida law and the Company's Articles of Incorporation may discourage persons from making, or make it more difficult for persons to make a tender offer for, or acquisitions of, substantial amounts of the Company's Common Shares or from launching other takeover attempts that a shareholder might consider in such shareholder's best interest.

                                   THE COMPANY

         NuCo2 Inc. operates in a relatively new industry which supplies liquid carbon dioxide ("liquid" or "bulk CO2") to retail establishments for use in the carbonation and dispensing of fountain beverages. NuCo2 Inc. is the largest company in this industry as measured by aggregate purchases of bulk CO2 systems from the manufacturers of such systems. Carbon dioxide is required to dispense carbonated beverages and is presently supplied in most instances in the form of CO2 gas, which is transported and stored in high pressure cylinders. The Company believes high pressure cylinders are being displaced by bulk CO2 systems because, from a customer's perspective, bulk CO2 systems enjoy several qualitative and economic advantages over high pressure cylinders. The Company presently has operations in 13 states and services over 15,000 customers, which consist primarily of restaurants, convenience stores, taverns, theaters, theme parks, resorts and stadiums. The Company's objective is to expand its business nationally and establish itself as the dominant national supplier of bulk CO2 for beverage applications.

         The Company offers its customers two principal services: a stationary bulk CO2 system installed on the customer's premises and routine filling of the system with liquid CO2 according to a defined schedule. Typically the system is owned by the Company and leased to the customer under a five year noncancelable contract, although some customers own their own system. The Company operates a network of service and supply depots and a fleet of specialized delivery trucks which deliver liquid CO2 to customers' locations. The system utilizes a cryogenic vessel which preserves CO2 in its liquid form until its conversion to gaseous form for use in beverage carbonation. Advantages to users of bulk CO2 systems include elimination of "flat" drinks, elimination of fountain drink dispensing downtime and product waste during cylinder changeovers, avoidance of employee handling of heavy cylinders, kitchen space efficiency and enhanced safety. Bulk CO2 systems are typically offered to customers at price levels which are comparable to the cost of high pressure cylinders. Based on data from the manufacturers of bulk CO2 systems and restaurant and other industry data, the

Company estimates that bulk CO2 systems have captured less than 15% of the beverage CO2 market in the United States and less than 20% of the beverage CO2 market within the Company's primary service area in 10 southeastern states. Based on restaurant and other industry data, the Company estimates that there are over 600,000 beverage related CO2 users in the United States. The first bulk CO2 systems for beverage applications were commercialized in 1986 by Minnesota Valley Engineering, Inc., one of the manufacturers of bulk CO2 systems.

         The competitive strategy of the Company is focused on the bulk CO2 market and consists of several elements. Unlike many of its competitors, for whom bulk CO2 is a secondary service line, the Company has no material lines of business at present other than bulk CO2. The Company's strategy emphasizes the placement of a Company owned bulk CO2 system on the customer's premises under long-term contracts, adding stability to the Company's revenue base. In fiscal 1995, less than 5% of Company owned bulk CO2 systems experienced service termination. Service termination is typically caused by restaurant closure. There are competitive advantages stemming from scale and delivery route density in the Company's industry that the Company enjoys as the leading supplier of bulk CO2 in most of its current markets. Route density lowers the average cost per bulk CO2 delivery and makes entry by new competitors more difficult by reducing their ability to achieve economies of scale. The Company differentiates itself through its attention to customer service, including 24-hour, seven day a week service capabilities. The Company offers a broad range of bulk CO2 system sizes to access the entire spectrum of potential customers, and provides rapid installation through its specialized installation personnel and vehicles.

         The Company commenced operations in 1990 with the acquisition of 19 bulk CO2 systems in Florida from an industrial gas distributor. As of March 31, 1996, the Company had added 7,864 bulk CO2 customers through internal growth and 5,393 bulk CO2 customers through nine acquisitions. The Company significantly expanded the scope of its operations with the acquisition of Bevtech, Inc. in June 1995. Bevtech serviced a total of 3,093 bulk CO2 systems. On May 15, 1996, the Company acquired the bulk CO2 operations in New York, New Jersey and Connecticut of The Coca-Cola Bottling Company of New York, Inc. The Company acquired approximately 1,030 bulk CO2 systems presently in service at customers' locations and, in addition, contracts to provide bulk CO2 refill only service to approximately 220 customer owned bulk CO2 systems. The Company intends to grow primarily through internal means, but also expects to make acquisitions as a method of strategically entering new geographic markets and building route density within existing markets. The Company believes that there are more than 100 businesses in the United States which service between 250 and 750 bulk CO2 accounts and more than 10 businesses which service between 1,000 and 6,000 accounts. The Company's internal growth initiatives consist of marketing multi-system placements to corporate and franchised operations of large restaurant, convenience store and theater chains. The Company has negotiated multi-system placements or CO2 supply contracts with numerous customers, including McDonald's, Pizza Hut, Kentucky Fried Chicken, Burger King, Wendy's, Hardees, Subway, Shoney's, Chili's, 7-Eleven, Circle K, EZ Serve, Carmike Cinemas, AMC Theaters, Universal Studios, Walt Disney World and Joe Robbie Stadium. The Company's relationships with chain customers in one geographic market frequently help it establish service with these same chains when the Company expands to new markets. After accessing the chain accounts in a new market, the Company attempts to rapidly build route density by leasing bulk CO2 systems to independent restaurants, convenience stores and theaters.

                                 USE OF PROCEEDS

         The Company will receive the exercise price of the options when exercised by the holders thereof. The Company will not receive any of the proceeds from the reoffer and resale of the Shares by the Selling Shareholders and the Future Selling Shareholders.

                              SELLING SHAREHOLDERS

         This Prospectus relates to the reoffer and resale of Shares issued or that may be issued to the Selling Shareholders under the 1995 Plan, the Directors' Plan or the Employee Options.

         The following table sets forth (i) the number of Common Shares beneficially owned by each Selling Shareholder prior to the Offering, (ii) the number of Shares to be offered for resale by each Selling Shareholder and (iii) the number and percentage of Common Shares to be held by each Selling Shareholder after completion of the offering.

                                                                       Number of Common
                                                    Number of        Shares/Percentage of
                             Number of Common      Shares to be        Class to be Owned
                            Shares Owned Prior      Offered for      After Completion of
         Name                 to the Offering         Resale             the Offering
- ----------------------      -------------------   --------------     --------------------
Joseph M. Criscuolo             93,920(1)             75,000            93,920/1.3%
Jean Houghton                   33,967(2)(3)          48,750               --/--
Robert Ranieri                  33,967(2)(3)          48,750              --/--
Robert L. Frome                 27,222(4)              6,000            27,222/*
John J. O'Neil                      --(4)              6,000             --/--
Edward F. O'Reilly                  --(4)              6,000            --/--
William B. Porter                   --(4)              6,000           --/--

- -----------------------------
*  Less than 1%.

(1) Excludes 75,000 Common Shares issuable upon the exercise of stock options. No part of such options is currently exercisable.

(2) Represents shares issuable upon exercise of currently exercisable stock options.

(3) Excludes 14,783 Common Shares issuable upon the exercise of stock options. No part of such options is currently exercisable.

(4) Excludes 6,000 shares of Common Shares issuable upon the exercise of stock options. No part of such options is currently exercisable.


                              PLAN OF DISTRIBUTION

         It is anticipated that all of the Shares will be offered by the Selling Shareholders from time to time in one or more transactions in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of the sale or at prices otherwise negotiated. The Selling Shareholders have advised the Company that they are not parties to any agreement, arrangement or understanding as to such sales.

                                  LEGAL MATTERS

         Certain legal matters in connection with the issuance of the Shares offered hereby have been passed upon for the Company by Messrs. Olshan Grundman Frome & Rosenzweig LLP, 505 Park Avenue, New York, New York 10022. Certain members of such firm own an aggregate of 39,444 Common Shares. Robert L. Frome, a member of such firm, is a director of the Company.

                                     EXPERTS

         The financial statements of NuCo2 Inc. as of June 30,1995 and for the year then ended, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

         The financial statements of the Company as of June 30, 1994 and for the year then ended, the financial statements of Bevtech, Inc., as of June 7, 1995 and June 30,1994, and for the period July 1, 1994 through June 7, 1995 and the year ended June 30, 1994, and the statement of net assets to be sold of the bulk CO2 operating segment of the BevServ Division of The Coca-Cola Bottling Company of New York, Inc. as of December 31, 1995 and the related historical summary of net sales and direct operating expenses for the year then ended have been incorporated herein in reliance on the report of Cooper Selvin & Strassberg LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

         The Company has filed with the Commission a Registration Statement on Form S-8 under the Securities Act with respect to the Shares offered hereby. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.     INCORPORATION OF DOCUMENTS REFERENCE

         The following documents filed by NuCo2 Inc. (the "Company") with the Securities and Exchange Commission are incorporated herein by reference:

         (a)  Prospectus of the Company dated June 7, 1996.

         (b) Quarterly Report of the Company on Form 10-QSB for the fiscal quarter ended December 31, 1995.

         (c) Quarterly Report of the Company on Form 10-QSB for the fiscal quarter ended March 31, 1996.

         The description of the Common Shares in the Corporation's Registration Statement on Form 8-A filed December 12, 1995 is incorporated by reference in this Prospectus and shall be deemed to be a part hereof.

         All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the effective date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

ITEM 4.     DESCRIPTION OF SECURITIES

         Not applicable.

ITEM 5.     INTEREST OF NAMED EXPERTS AND COUNSEL

         Certain legal matters in connection with the issuance of the Shares offered hereby have been passed upon for the Company by Messrs. Olshan Grundman Frome & Rosenzweig LLP, 505 Park Avenue, New York, New York 10022. Certain members of such firm own an aggregate of 39,444 Common Shares. Robert L. Frome, a member of such firm, is a director of the Company.

ITEM 6.     INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Except as hereinafter set forth, there is no statute, charter provision, by-law, contract or other arrangement under which any controlling person, director or officer of the Company is insured or indemnified in any manner against liability which he may incur in his capacity as such.

         The Articles of Incorporation and by laws of the Company provide that the Company may indemnify to the fullest extent permitted by Florida law any person whom it may indemnify thereunder, including directors, officers, employees and agents of the Company.

         The Company has also agreed to indemnify each director and executive officer pursuant to an Indemnification Agreement with each such director and executive officer from and against any and all expenses, losses, claims, damages and liability incurred by such director or executive officer for or as a result of action taken or not taken while such director or executive officer was acting in his capacity as a director, officer, employee or agent of the Company, to the fullest extent permitted under Florida law.

         The Company has obtained a directors' and officers' insurance and company reimbursement policy in the amount of $2,000,000. The policy insures directors and officers against unindemnified loss arising from certain wrongful acts in their capacities and would reimburse the Company for such loss for which the Company has lawfully indemnified the directors and officers.

         See the last paragraph of Item 9 below for information regarding the position of the Securities and Exchange Commission with respect to the effect of any indemnification for liabilities arising under the Securities Act.

         Section 607.0850 of the Florida Business Corporation Act.

         INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES, AND AGENTS. (1) A corporation shall have power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

         (2) A corporation shall have power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

         (3) To the extent that a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to in subsection (1) or subsection (2), or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith.

         (4) Any indemnification under subsection (1) or subsection (2), unless pursuant to a determination by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsection (1) or subsection (2). Such determination shall be made:

                  (a) By the board of directors by a majority vote of a quorum consisting of directors who were not parties to such proceeding;

                  (b) If such a quorum is not obtainable or, even if obtainable, by majority vote of a committee duly designated by the board of directors (in which directors who are parties may participate) consisting solely of two or more directors not at the time parties to the proceeding;

                  (c)   By independent legal counsel:

                        1. Selected by the board of directors prescribed in paragraph (a) or the committee prescribed in paragraph (b); or

                           2. If a quorum of the  directors  cannot be  obtained
                   for paragraph (a) and the committee cannot be designated under paragraph (b), selected by majority vote of the full board of directors (in which directors who are parties may participate); or

                  (d) By the shareholders by a majority vote of a quorum consisting of shareholders who were not parties to such proceeding or, if no such quorum is obtainable, by a majority vote of shareholders who were not parties to such proceeding.

         (5) Evaluation of the reasonableness of expenses and authorization of indemnification shall be made in the same manner as the determination that indemnification is permissible. However, if the determination of permissibility is made by independent legal counsel, persons specified by paragraph (4)(c) shall evaluate the reasonableness of expenses and may authorize indemnification.

         (6) Expenses incurred by an officer or director in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if he is ultimately found not to be entitled to indemnification by the corporation pursuant to this section. Expenses incurred by other employees and agents may be paid in advance upon such terms or conditions that the board of directors deems appropriate.

         (7) The indemnification and advancement of expenses provided pursuant to this section are not exclusive, and a corporation may make any other or further indemnification or advancement of expenses of any of its directors, officers, employees, or agents, under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. However, indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee, or agent if a judgment or other final adjudication establishes that his actions, or omissions to act, were material to the cause of action so adjudicated and constitute:

                  (a) A violation of the criminal law, unless the director, officer, employee, or agent had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful;

                  (b)  A  transaction   from  which  the   director,   officer,
          employee, or agent derived an improper personal benefit;

                  (c) In the case of a director, a circumstance under which the liability provisions of s. 607.0834 are applicable; or

                  (d) Willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

         (8) Indemnification and advancement of expenses as provided in this section shall continue as, unless otherwise provided when authorized or ratified, to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person, unless otherwise provided when authorized or ratified.

         (9) Unless the corporation's articles of incorporation provide otherwise, notwithstanding the failure of a corporation to provide indemnification, and despite any contrary determination of the board or of the shareholders in the specific case, a director, officer, employee, or agent of the corporation who is or was a party to a proceeding may apply for indemnification or advancement of expenses, or both to the court conducting the proceeding, to the circuit court, or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice that it considers necessary, may order indemnification and advancement of expenses, including expenses incurred in seeking court-ordered indemnification or advancement of expenses, if it determines that:

                  (a) The director, officer, employee, or agent is entitled to mandatory indemnification under subsection (3), in which case the court shall also order the corporation to pay the director reasonable expenses incurred in obtaining court-ordered indemnification or advancement of expenses;

                  (b) The director, officer, employee, or agent is entitled to indemnification or advancement of expenses, or both, by virtue of the exercise by the corporation of its power pursuant to subsection (7); or

                  (c) The director, officer, employee, or agent is fairly and reasonably entitled to indemnification or advancement of expenses, or both, in view of all the relevant circumstances, regardless of whether such person met the standard of conduct set forth in subsection (1) subsection (2), or subsection (7).

         (10) For purposes of this section, the term "corporation" includes, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger, so that any person who is or was a director, officer, employee, or agent of a constituent corporation, or is or was serving at the request of a constituent corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, is in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

         (11) For purposes of this section:

                  (a) The term "other enterprises" includes employee benefit plans;

                  (b) The term "expenses" includes counsel fees, including those for appeal;

                  (c) The term "liability" includes obligations to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to any employee benefit plan), and expenses actually and reasonably incurred with respect to a proceeding;

                  (d) The term "proceeding" includes any threatened, pending, or completed action, suit, or other type of proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal;

                  (e)  The term "agent" includes a volunteer;

                  (f) The term "serving at the request of the corporation" includes any service as a director, officer, employee, or agent of the corporation that imposes duties on such persons, including duties relating to an employee benefit plan and its participants or beneficiaries; and

                  (g) The term "not opposed to the best interest of the corporation" describes the actions of a person who acts in good faith and in a manner he reasonably believes to be in the best interests of the participants and beneficiaries of an employee benefit plan.

         (12) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

         The Company has also agreed to indemnify each director and executive officer pursuant to an Indemnification Agreement with each such director and executive officer from and against any and all expenses, losses, claims, damages and liability incurred by such director or executive officer for or as a result of action taken or not taken while such director or executive officer was acting in his capacity as a director, officer, employee or agent of the Company, to the fullest extent permitted under Florida law.

ITEM 7.     EXEMPTION FROM REGISTRATION CLAIMED.

         Not Applicable.

ITEM 8.     EXHIBITS.

EXHIBIT INDEX

         4(a)     1995 Stock Option Plan.

         4(b)     Directors' Stock Option Plan.

         4(c) Stock Option Agreement dated as of June 7, 1995 issued to Jean Houghton.

         4(d) Stock Option Agreement dated as of June 7, 1995 issued to Robert Ranieri.

         5 Opinion of Olshan Grundman Frome & Rosenzweig LLP with respect to the securities registered hereunder.

        23(a) Consent of Olshan Grundman Frome & Rosenzweig LLP (included in its opinion filed as Exhibit 5).

        23(b)     Consent of KPMG Peat Marwick LLP.

        23(c)     Consent of Cooper, Selvin & Strassberg LLP.

        24 Powers of Attorney (included on the signature page to this Registration Statement).

ITEM 9.     UNDERTAKINGS

            The undersigned registrant hereby undertakes:

                  a. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  b. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  c. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

THE REGISTRANT. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Stuart, State of Florida on this 24th day of June, 1996.

                                          NUCO2 INC.
                                ----------------------------------------------
                                        (Registrant)


                                By:     /s/ Edward M. Sellian
                                    ------------------------------------------
                                    Edward M. Sellian, Chief Executive Officer


                       POWER OF ATTORNEYS AND SIGNATORIES

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated. Each of the undersigned officers and directors of NuCo2 Inc. hereby constitutes and appoints Edward M. Sellian and Joseph M. Criscuolo and each of them singly, as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him in his name in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and to prepare any and all exhibits thereto, and other documents in connection therewith, and to make any applicable state securities law or blue sky filings, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite or necessary to be done to enable NuCo2 Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        SIGNATURE                         TITLE                      DATE


/s/ Edward M. Sellian        Chairman of the Board and Chief
- -------------------------    Executive Officer (Principal
    (Edward M. Sellian)      Executive Officer)                   June 24, 1996


/s/ Joseph M. Criscuolo      President, Chief Operating Officer
- -------------------------    and Director                         June 24, 1996
    (Joseph M. Criscuolo)

/s/ Edward W. Dean           Chief Financial Officer (Principal   June 24, 1996
- -------------------------    Financial Officer and Principal
    (Edward W. Dean)         Accounting Officer)

/s/ Robert L. Frome          Director                             June 24, 1996
- -------------------------
    (Robert L. Frome)

- --------------------------    Director
     (John J. O'Neil)

/s/ Edward F. O'Reilly        Director                            June 24, 1996
- --------------------------
    (Edward F. O'Reilly)

/s/ William B. Porter         Director                            June 24, 1996
- ---------------------------
   (William B. Porter)

The 1995 Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stuart, State of Florida on June 24, 1996.


                                              NUCO2 INC.
                                  -----------------------------------
                                         1995 STOCK OPTION PLAN



                                   By:  /s/ William B. Porter
                                        ------------------------------------
                                            William B. Porter,
                                            Member of Stock Option Committee


                                   By:  /s/ Edward F. O'Reilly
                                        -------------------------------------
                                            Edward F. O'Reilly,
                                            Member of Stock Option Committee


                                   By:  /s/ Robert L. Frome
                                        -------------------------------------
                                            Robert L. Frome,
                                            Member of Stock Option Committee


                                   By:  /s/ John J. O'Neil
                                        -------------------------------------
                                            John J. O'Neil,
                                            Member of Stock Option Committee